EXHIBIT 4


                                  CERTIFICATE


      I, Otto B Gerlach III, Assistant Secretary of American General Finance

Corporation, an Indiana corporation (the "Company"), do hereby certify that attached hereto is a true copy of resolutions duly adopted by a duly authorized and appointed committee of the Board of Directors of the Company by unanimous Written Consent dated April 6, 1994 and such resolutions have not been amended, modified or rescinded and remain in full force and effect.

      IN WITNESS WHEREOF, I have hereunto signed my name.



Dated:  April 13, 1994




                                                /S/ OTTO B GERLACH III
                                                Otto B Gerlach III
                                                Assistant Secretary





















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                          RESOLUTIONS ADOPTED BY THE
                        TERMS AND PRICING COMMITTEE OF
                           THE BOARD OF DIRECTORS OF
                     AMERICAN GENERAL FINANCE CORPORATION

                                 April 6, 1994


RESOLUTIONS REGARDING INCREASE IN MEDIUM-TERM NOTE PROGRAM


      WHEREAS, by resolutions adopted at the meeting of this Committee held on November 10, 1992, this Committee authorized and approved the creation and execution by the Company of a series of debt securities titled Medium-Term Notes, Series C (the "Notes"); and this Committee resolved that the aggregate principal amount of the Notes authorized to be authenticated and delivered was $500,000,000 (such resolutions being referred to hereinafter as the "Prior Resolutions"); and

      WHEREAS, this Committee deems it desirable and in the best interests of the Company to increase the aggregate principal amount of the Notes authorized to be authenticated and delivered;

1.    Increase in Authorized Amount of Notes.

      NOW, THEREFORE, BE IT RESOLVED, that this Committee hereby authorizes and approves an increase in the aggregate principal amount of the Notes authorized to be authenticated and delivered to a total aggregate principal amount of $550,000,000; and be it

2.    Authentication and Delivery of Notes.

      FURTHER RESOLVED, that the Authorized Officers for the Notes hereby are authorized (a) to cause the trustee for the Notes to complete and authenticate Notes in such total increased aggregate principal amount, and (b) to deliver such authenticated Notes, all in accordance with the Prior Resolutions, the Company Orders and the Administrative Procedures relating thereto; and be it

3.    Applicability of Prior Resolutions.

      FURTHER RESOLVED, that the Prior Resolutions, except to the extent modified or superseded hereby, shall apply in all respects to such total increased aggregate principal amount of Notes; and be it

4.    Further Miscellaneous Authority.

      FURTHER RESOLVED, that the appropriate officers of the Company be, and each of them hereby is, authorized to do and perform all such acts or things, and to execute, deliver and file such documents or instruments, as each such officer may deem necessary or appropriate in order to carry out fully the purposes and intent of the foregoing resolutions.